Exhibit 77b

                         Report of Independent Auditors

To the Shareholders and
Board of Trustees of John Hancock Variable Series Trust I

In planning and performing our audit of the financial statements of John Hancock Variable Series Trust I (comprising, respectively, the Large Cap Growth, Fundamental Growth, Active Bond, Emerging Markets Equity, International Equity Index, International Equity, Small Cap Growth, Health Sciences, Global Balanced, Mid Cap Growth, Large Cap Value, Large Cap Value CORE, Large/Mid Cap Value, Money Market, Small/Mid Cap Growth, Bond Index, Large Cap Aggressive Growth, Small/Mid Cap CORE, Small Cap Value (formerly, Small/Mid Cap Value), Real Estate Equity, Growth & Income, Managed, Short-Term Bond, Small Cap Equity, International Opportunities, Equity Index, High Yield Bond, and Global Bond Portfolios) for the year ended December 31, 2001, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of John Hancock Variable Series Trust I is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of internal control. Generally, internal controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those internal controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions, or that the effectiveness of the design and operation may deteriorate.

Our consideration of the internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by errors or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2001.

This report is intended solely for the information and use of management and the Board of Trustees of John Hancock Variable Series Trust I, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


                                                      ERNST & YOUNG LLP

Boston, MA
February 8, 2002